Filed Pursuant to Rule 424(b)(3)

Registration No. 333-261383

PROSPECTUS SUPPLEMENT NO. 3

(to prospectus dated December 8, 2021)

Up to 20,406,908 Shares of Common Stock

This prospectus supplement no. 3 (this “prospectus supplement”) amends and supplements the prospectus dated December 8, 2021 (as supplemented or amended from time to time, the “Prospectus”) which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-261383). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K/A, filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2022 (the “Form 8-K/A”). Accordingly, we have attached the Form 8-K/A to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The NASDAQ Stock Market LLC under the symbol “BTTX”. On March 14, 2022, the closing price of our common stock was $4.05 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 11 of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 15, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2022

BETTER THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39864	85-3472546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

548 Market Street #49404 San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (415) 887-2311

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	BTTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

This Amendment No. 1 on Form 8-K/A (“Form 8-K/A”) amends the Current Report on Form 8-K of Better Therapeutics, Inc., a Delaware corporation (the “Company”), filed on March 15, 2022 (the “Original 8-K”). This Form 8-K/A is being filed solely to amend Exhibit 99.2 to the Original 8-K to correct an error in the chart depicted on the slide titled “Dose Response of nCBT.” No other changes have been made to the Original 8-K or the exhibits thereto.

Item 8.01.	Other Information.

On March 15, 2022, the Company used a corporate presentation on primary endpoint data from its clinical trial of BT-001 for its investor call, and filed the presentation as Exhibit 99.2 to the Original 8-K. The corporate presentation included an error in the chart depicted on the slide titled “Dose Response of nCBT”. The corporate presentation with the corrected slide is filed as Exhibit 99.1 to this Form 8-K/A and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Corporate Presentation of Better Therapeutics, Inc., dated March 15 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Better Therapeutics, Inc.

Dated: March 15, 2022	By:	/s/ Mark Heinen
	Name:	Mark Heinen
	Title:	Chief Financial Officer

Exhibit 99.1

MARCH 15, 2022 Primary Endpoint Day 90 Analysis Better+ THERAPEUTICS

Disclaimer This presentation (“Presentation”) is for informational purposes only. The information contained herein does not purport to be all-inclusive and neither Better Therapeutics, Inc. (“BetterTX” or the “Company”) nor any of its respective affiliates nor any of its or their control persons, officers, directors, employees or representatives makes any representation or warranty, express or implied, as to the accuracy, completeness or reliability of the information contained in this Presentation. You should consult your own counsel and tax and financial advisors as to legal and related matters concerning the matters described herein, and, by accepting this Presentation, you confirm that you are not relying upon the information contained herein to make any decision. The reader shall not rely upon any statement, representation or warranty made by any other person, firm or corporation in making its investment or decision to invest in the Company. Neither the Company nor any of its respective affiliates nor any of its or their control persons, officers, directors, employees or representatives, shall be liable to the reader for any information set forth herein or any action taken or not taken by any reader, including any investment in shares of the Company. Certain information contained in this Presentation relates to or is based on studies, publications, surveys and the Company’s own internal estimates and research. In addition, all of the market data included in this Presentation involves a number of assumptions and limitations, and there can be no guarantee as to the accuracy or reliability of such assumptions. Finally, while the Company believes its internal research is reliable, such research has not been verified by any independent source. This meeting and any information communicated at this meeting are strictly confidential and should not be discussed outside your organization. Forward-Looking Statements. Certain statements in this Presentation may be considered forward-looking statements, within the meaning of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements in this press release include, but are not limited to, statements regarding the timing and results of the ongoing trial of BT-001 in patients with type 2 diabetes, the Company’s plans regarding FDA submissions expectations related to the potential benefits of BT-001 and CBT and their potential treatment applications, the Company’s plans regarding the research and advancement of its product candidates for additional treatments, expectations related to the interest of healthcare providers and payers in PDTs and legislative developments affecting PDTs and the outcome of such developments, among others. These forward-looking statements are based on the current expectations of the management of the Company and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements including: risks related to the Company’s business, such as the willingness of the FDA to authorize PDTs for commercial distribution and insurance companies to reimburse their use, market acceptance of PDTs, the risk that the results of previously conducted studies will not be repeated or observed in ongoing or future studies involving our product candidates and other risks and uncertainties included under the header “Risk Factors” in the definitive proxy statement/prospectus filed by us on October 12, 2021. Better+ 2

Better+ THERAPEUTICS

Baseline Characteristics Diverse, nationally representative patient population recruited from 6 states Parameter / Category Age (yrs) % Female Race White Black or African American Asian American Indian or Alaskan Native Native Hawaiian or Other Pacific Islander Ethnicity - Hispanic or Latino Median Household Income % High school degree only, and some college but no degree Statistic Mean % % % Median % Standard of Care (n=343) 57.5 56.3% 60.1% 28.3% 5.0% 0.9% 0.3% 14.0% $61,330 40.8% BT-001 (n=326) 57.6 56.1% 59.5% 28.5% 4.0% 1.2% 0.3% 17.5% $64,228 37.7% Overall (n=669) 57.5 56.2% 59.8% 28.4% 4.5% 1.0% 0.3% 15.7% $62,723 39.4% Better+ 4

Baseline Characteristics Participants had long-standing T2 diabetes, high cardiovascular risk, multiple comorbidities and extensive medication use Parameter / Category BMI (kg/m2) Baseline HbA1c (%) Years Since Diagnosis % on 2 or More Antihyperglycemic Medications Using Antihypertensive Medications % on 2 or More Number of Antihypertensive Medications (1) 10 Year CV Risk Score Number of Comorbidities Statistic Mean Mean Mean % % % Mean Mean Standard of Care (n=343) 35.0 8.1% 10.9 69.9% 71.1% 66.5% 15.1% 2.7 BT-001 (n=326) 35.0 8.2% 11.0 69.0% 67.5% 69.0% 15.1% 2.8 Overall (n=669) 35.0 8.1% 11.0 69.3% 69.4% 67.7% 15.1% 2.7 (1) For those treated for hypertension (67.5% of participants) Better+ 5

Change in A1c (-0.4%) was Clinically Meaningful and Highly Statistically Significant Statistic Standard of Care (n=307) BT-001 (n=295) Difference P-value Baseline Mean (SD) 8.1% (0.9) 8.2% (0.9) Day 90 Mean (SD) 8.2% (1.4) 7.9% (1.3) Day 90, Change From Baseline - Intent to Treat Population Mean (SD) 0.1% (1.2) -0.3% (1.1) 0.4% <0.001 - Per Protocol Population Mean (SD) 0.1% (1.1) -0.3% (.9) 0.4% <0.001 Decreased by 0.4% or more % of Group 25.4% 42.7% 17.3% <0.001 Better+ 6

Safety Data Summary Study demonstrates expected profile in T2DM population. No meaningful differences between groups. No events related to BT-001 device. Standard of Care (n=343) BT-001 (n=326) Overall (n=669) Number of Subjects who Experienced: Subjects n (%) Events n Subjects n (%) Events n Subjects n (%) Events n A TEAE (Treatment-Emergent Adverse Event) 76 (22.2%) 113 68 (20.9%) 111 144 (21.5%) 224 A Serious TEAE 10 (2.9%) 10 4 (1.2%) 4 14 (2.1%) 14 A TEAE Possibly/Probably Related to Study Intervention 0 (0.0%) 0 0 (0.0%) 0 0 (0.0%) 0 A TEAE that is Related to Medical Software 0 (0.0%) 0 0 (0.0%) 0 0 (0.0%) 0 Better+ 7

Dose Response of nCBT Higher dose associated with larger improvements as compared with SOC, without increased adverse events Low Use of Behavior Moderate Use of High Use of Therapy Behavior Therapy Behavior Therapy < 5 lessons 5-10 lessons >10 lessons 0 -0.1 -0.2 -0.3 -0.4 -0.5 -0.1% -0.3% -0.5% % Mean Change in A1c Better+ 8

Patient Engagement Pilot 4.9 7.5 59 68% 64% Pivotal 5.7 7.5 45 64% 89% Minutes / Day Percent of Patients Average Lessons Percent of Patients Using Net Promoter Using BT-001 as Completed the App at Week 10 Score Intended Better+ 9

Better 9:41 Daily Plan FRI, AUG 28 FEATURED THIS WEEK Ideas about our ability to change Daily Check-INS Fasting Blood sugar blood pressure Weight Plant-Based Meals Goals Progress Discover Profile Recommended to you ideas about healing featured this week ideas about our ability to change recommended to you ideas about affordability featured lesson exporing our beliefs featured skill create a healty new tradition recommended to you observe your emotions before eating featured skill ideas about affordability Recommended skill get back on track, without judgement try out some new strategies dig a little deeper into these related topics 5 min eat grains with low blood sugar impact 15 min create a healthy new tradition goals progress discover profile Treatment Score Very good 742 18 300 400 500 600 700 800 Fantastic work with your lessons this week! 9:41 Weekly Goals Lessons 3/1 Skills 3/5 Plant-Based Meals 4/12 Exercise 0/80 Fasting Blood Sugar 3/7 Blood Pressure 3/7 Weight 5/7 Exercise 110 100 90 80 70 60 50 40 30 Blood Pressure (mmhg) 180 160 140 120 100 80 60 Fasting Blood Sugar (mg/dL) 200 180 160 140 120 Plant-Based Meals 3 2 1 0 Weight (lbs) 250 245 240 235 230 225 220 B+